UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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YRC WORLDWIDE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Employee Communication

YRCW special shareholder meeting Feb. 17

01.21.10

YRC Worldwide shareholders will be receiving proxy materials in the mail for the upcoming special shareholder meeting, which will take place on Wednesday, Feb. 17. Shareholders of record as of the close of business on Jan. 4, 2010, are entitled to vote at the meeting.

Vote by returning your proxy card

All shareholders – including employees with YRCW shares in their 401(k) plan – who receive proxy materials are encouraged to vote promptly by following the proxy instructions they receive. Failure to vote will be the equivalent of a “No” vote.

Shareholders will vote on amendments to our certificate of incorporation:

•	To reduce the par value of our common stock and to increase the amount of authorized shares of our common stock, and

•	To effect a reverse stock split and proportionately reduce the number of authorized shares of our common stock.

The amendments are proposed as a result of the completion of our recent debt-for-equity exchange. They would cause the convertible preferred stock issued in the exchange to automatically convert to common stock, which would then trade on the Nasdaq Global Select Market. The successful note exchange was an important part of our comprehensive strategic plan to reduce our cost structure and improve our operating results, cash flows from operations, liquidity and financial condition.

The YRCW board of directors has unanimously approved the proposed amendments to our certificate of incorporation. The approval and adoption of the amendments now requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock as of the Jan. 4 record date.

YRC Worldwide Inc. Web Site Communication

The following text has been added to the YRC Worldwide Inc. web site at http://investors.yrcw.com/index.cfm:

For questions regarding the 2/17/2010 shareholder meeting, proxy materials or shareholder voting process, please contact:

Proxy Solicitor

Morrow & Company

1.800.607.0088

yrcwinfo@morrowco.com